OYO GEOSPACE News Release

7007 Pinemont

Houston, Texas 77040 USA

Contact:

Gary D. Owens

Chairman, President & CEO

TEL: 713.986.4444

FAX: 713.986.4445

FOR IMMEDIATE RELEASE

OYO GEOSPACE REPORTS FISCAL 2004 THIRD QUARTER RESULTS

Houston, Texas -- August 11, 2004 -- OYO Geospace (NASDAQ:OYOG) today announced net income of $1.1 million, or $0.19 per diluted share, on revenues of $13.9 million for its third quarter ended June 30, 2004. This compares with a net loss of $0.8 million, or ($0.14) per diluted share, on revenues of $12.9 million in the comparable quarter last year.

For the nine months ended June 30, 2004, OYO Geospace recorded net income of $5.4 million, or $0.96 per diluted share on revenues of $47.6 million. This compares to a net loss of $2.0 million, or ($0.37) per diluted share on revenues of $39.4 million in the comparable period last year.

The company noted that its earnings for the quarter included a $0.5 million tax benefit resulting from a change in estimate for previously unrecognized tax deductions and tax credits related to the prior year. In addition, earnings for the nine months also reflect the reversal of a $0.8 million deferred tax valuation allowance recorded in the first quarter.

"Deliveries to our seismic exploration customers improved this quarter from last year's comparable quarter. This market continues to show increased interest in our products, primarily driven by increased demand from international oil and gas exploration programs," said Gary D. Owens, OYO Geospace's Chairman, President and CEO. "Also in the quarter, we delivered retrievable seabed seismic data acquisition and borehole seismic data acquisition systems to our installed customer base. Additional retrievable seabed and borehole data acquisition systems are also scheduled for delivery in the fourth quarter," continued Owens.

"We are also proud to announce that our reservoir characterization product development team was awarded a Shell contract for the supply of a deepwater seismic data acquisition system. This seabed cable pilot project is located in the Gulf of Mexico in 1,000 meters of water. This system is scheduled for delivery in the fourth quarter of this fiscal year," said Owens.

"Sales of our products into emerging markets, our nonseismic cable and sensor markets, continued to grow, posting its first $1 million revenue quarter. Our diversification into these markets is an important part of our growth strategy, and we expect to see continued growth in these attractive markets," Owens continued.

"Our commercial graphics business enjoyed its largest quarterly profit this year. In addition, we announced last month the acquisition of the thermal printhead division of Graphtec Corporation. This acquisition gives us the technical ability to improve the interaction of our film with the thermal printhead, thereby allowing us to control the image quality resulting from their interface. Our intention is to seek other markets for our film and printhead designs," Owens commented.

OYO Geospace designs and manufactures instruments and equipment used by the oil and gas industry in the acquisition and processing of seismic data as well as in reservoir characterization and monitoring activities. The company also designs and manufactures equipment and film for the commercial graphics industry worldwide.

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included herein including statements regarding potential future products and markets, our potential future revenues, future financial position, business strategy, future expectations, future deliveries, increased demands and other plans, objectives and intentions for future operations, are forward-looking statements. We believe our forward-looking statements are reasonable. However, they are based on certain assumptions about our industry and our business that may in the future prove to be inaccurate. Important factors that could cause actual results to differ materially from our expectations include the level of seismic exploration worldwide, which is influenced significantly by prevailing prices for oil and gas, the extent to which our new products are accepted in the market, the availability of competitive products that may be more technologically advanced or otherwise preferable to our products, the resolution of the situation in the Middle East and other factors disclosed under the heading "Risk Factors" and elsewhere in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are on file with the Securities end Exchange Commission. Further, all written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by such factors.

M O R E

OYO Geospace Corporation and Subsidiaries

Consolidated Statements of Operations

(in thousands except share and per share data)

(unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2004	2003	2004	2003

Sales	$ 13,945	$ 12,855	$ 47,623	$ 39,433
Cost of sales	9,397	10,151	29,338	29,824
Gross profit	4,548	2,704	18,285	9,609

Operating expenses:
Selling, general and administrative expenses	2,577	2,807	8,985	8,766
Research and development expenses	1,170	1,299	3,651	4,002
Total operating expenses	3,747	4,106	12,636	12,768

Income (loss) from operations	801	(1,402)	5,649	(3,159)

Other income (expense):
Interest expense	(109)	(121)	(360)	(359)
Interest income	55	108	203	223
Other, net	(57)	101	114	148
Total other income (expense), net	(111)	88	(43)	12

Income (loss) before income taxes and minority interest	690	(1,314)	5,606	(3,147)
Income tax expense (benefit)	(393)	(457)	140	(1,044)

Income (loss) before minority interest	1,083	(857)	5,466	(2,103)
Minority interest	1	98	(23)	64

Net income (loss)	$ 1,084	$ (759)	$ 5,443	$ (2,039)

Basic earnings (loss) per share	$ 0.19	$ (0.14)	$ 0.98	$ (0.37)

Diluted earnings (loss) per share	$ 0.19	$ (0.14)	$ 0.96	$ (0.37)

Weighted average shares outstanding - Basic	5,580,854	5,551,652	5,568,892	5,548,872

Weighted average shares outstanding - Diluted	5,715,081	5,551,652	5,677,279	5,548,872